Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES THE PASSING OF JOHN MILES

Newport Beach, CA – March 5, 2012 – American Vanguard Corporation (NYSE:AVD) announced today the passing of Mr. John B. Miles, a member of its Board of Directors since 1999. Mr. Miles, an attorney by vocation, served as outside legal counsel for the Company since 1995, and was a member of the Board’s Compensation Committee and served as Chairman of the Nominating & Corporate Governance Committee.

Mr. Miles was a Partner with the law firm McDermott, Will & Emery from 1987 to 2007 and during his distinguished career served on the board of directors for a number of public and private corporations. His extensive experience in the realm of securities, acquisitions, business combinations and corporate governance served his clients extremely well.

Eric Wintemute, Chairman and Chief Executive Officer of American Vanguard commented: “It is with great sadness and profound regret that we announce the passing of our dear friend and colleague John Miles. John’s contribution to the development of this Corporation during the last 17 years has been essential and his insights and guidance will be greatly missed.”

Mr. Wintemute continued: “John was the embodiment of talent and commitment that every corporation seeks when selecting a board member. His involvement in our many product acquisitions was fundamental to the business model that has grown the Company six-fold. He had a passion for the hunt; a determination to succeed; and the good judgment to recognize when a deal should be declined. We have benefitted greatly from the transactions that John helped us to consummate…and from those that he encouraged us to forgo.”

Mr. Wintemute concluded: “John has been a wonderful counselor and coach. His considerable legal knowledge, objectivity and professionalism were everything any CEO could ever expect from an advisor. His dedication, candor and good-natured humor were everything anyone could ever expect from a friend. We cannot adequately convey our sense of loss but will honor his memory by accomplishing the business success that he so earnestly worked to help us achieve.”

About American Vanguard:

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures and markets products for crop protection, turf and ornamentals management and public health applications. American Vanguard trades on the New York Stock Exchange (NYSE:AVD) and is included in the Russell 2000®, Russell 3000® and the S&P 600 Small Cap® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.amvac-chemical.com.

This release may reference forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include risks detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS
FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com